Exhibit 23.15

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of all references to our firm and information from each of our reserves reports as of December 31, 2022, dated December 1, 2023, relating to the oil and gas reserves of (i) Granite Ridge Resources, Inc., (ii) Grey Rock Energy Fund IV-A, LP, and (iii) Grey Rock Energy Fund IV-B Holdings, LP, respectively. We further consent to the reference to our firm under the heading "Experts" in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

February 14, 2024